UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): March 23, 2010
ALKERMES, INC.
(Exact Name of Registrant as Specified in its Charter)

PENNSYLVANIA (State or Other Jurisdiction of Incorporation)	1-14131 (Commission File Number)	23-2472830 (I.R.S. Employer Identification No.)

852 Winter Street Waltham, Massachusetts (Address of principal executive offices)		02451-1420 (Zip Code)
Registrant’s telephone number, including area code: (781) 609-6000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On March 23, 2010, the Board of Directors of Alkermes, Inc. (“Alkermes” or the “Company”) approved a form of indemnification agreement (the “Agreement”) to be entered into between the Company and each of its directors and executive officers.
The Agreement provides that the Company will indemnify each director and executive officer to the fullest extent permitted by law for claims arising in his capacity as a director and/or executive officer of the Company, provided that such director and/or executive officer acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the Company’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In the event that the Company does not assume the defense of a claim against a director and/or executive officer, the Company is required to advance such person’s expenses in connection with his defense, provided that the director and/or executive officer undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by the Company.
A copy of the form of Agreement is attached hereto as Exhibit 10.1, and is incorporated herein by reference. The foregoing summary of the Agreement is qualified in its entirety by reference to the form of Agreement filed herewith.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 23, 2010, the Compensation Committee of the Board of Directors (the “Committee”) of Alkermes approved the Alkermes Fiscal 2011 Reporting Officer Performance Pay Plan (the “Plan”) and established performance pay awards that may be earned for the Company’s fiscal year 2011 (April 1, 2010 to March 31, 2011) by the Company’s executive officers. The Company’s executive officers under the Plan are currently the President, Chief Executive Officer and Chairman of the Board of Directors; Senior Vice President, Chief Financial Officer and Treasurer; Senior Vice President, Corporate Development; Senior Vice President, General Counsel and Secretary; Senior Vice President, Research and Development and Chief Medical Officer; and Senior Vice President, Chief Operating Officer (each a “Participant”). The performance awards will be paid based on the achievement of Company objectives and the individual performance of the Participants, as determined by the Committee. The Committee set the following as Company objectives under the Plan for fiscal year 2011: maximize revenues from our partnered products; prepare for expansion of VIVITROL® business into the opioid indication; advance our proprietary pipeline; expand our portfolio; achieve financial performance against budget; and respond to changing business conditions (“Performance Objectives”). These Performance Objectives serve as the performance objectives for each Participant. The Committee reserves the right to modify the Plan, Performance Objectives or overall payouts under the Plan at any time during the course of the fiscal year, including in response to changing business goals, needs and operations. To be eligible to participate in the Plan, Participants must be actively employed by the Company at the time awards are paid by the Company. The performance awards will be paid within two and one-half months after the end of the Company’s fiscal year 2011. The Plan is filed with this report as Exhibit 10.2.
For each Participant, the Committee established a performance pay range and target as a percentage of such Participant’s base salary based generally on comparable market data. The Committee set the range of the fiscal year 2011 performance pay award under the Plan for Richard F. Pops, the Company’s President, Chief Executive Officer and Chairman of the Board of Directors, at between 0% and 100% of base salary, with a target performance pay award of 60% of base salary. The Committee set the range of the fiscal year 2011 performance pay awards under the Plan for Participants other than the President,

Chief Executive Officer and Chairman of the Board of Directors at between 0% and 100% of base salary, with a target performance pay award of 50% of base salary.
In addition, the Committee set the range of equity compensation for fiscal year 2011 for the Company’s President, Chief Executive Officer and Chairman of the Board of Directors at 0 to 600,000 share units. The same weighting as is used under Alkermes' 2008 Stock Option and Incentive Plan ("2008 Plan") for purposes of determining the number of shares of common stock available for issuance under the 2008 Plan is to be used to determine the number of share units awarded to the President, Chief Executive Officer and Chairman of the Board of Directors for purposes of this limitation. Under the 2008 Plan, each full value award, such as the grant of a unit of restricted stock, is counted as two shares of common stock (or two share units) for each share of common stock actually subject to the award and each grant of a stock option is counted as an award of one share of common stock (or one share unit) for each share of common stock actually subject to the award.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

Exhibit
No.	Description
10.1	Form of Indemnification Agreement, dated as of April 1, 2010, by and between Alkermes and each of its directors and executive officers

10.2	Alkermes Fiscal 2011 Reporting Officer Performance Pay Plan

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALKERMES, INC.
Date: March 25, 2010	By:	/s/ James M. Frates
James M. Frates
Senior Vice President, Chief Financial Officer and Treasurer

Exhibit Index

Exhibit No.	Description
10.1	Form of Indemnification Agreement, dated as of April 1, 2010, by and between Alkermes and each of its directors and executive officers

10.2	Alkermes Fiscal 2011 Reporting Officer Performance Pay Plan

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